+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person

        Hicks                      Wayland                             R.
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        (Last)                      (First)                        (Middle)

C/O United Rentals, Inc.
Five Greenwich Office Park
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                                   (Street)

     Greenwich                        CT                              06830
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol    United Rentals, Inc.  URI
                                             -----------------------------------
3.  IRS or Social Security Number of Reporting Person (Voluntary)

                --------------
4.  Statement for Month/Year        March 2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person to Issuer (Check all applicable)
     X  Director          10% Owner
    ---               ---
        Other (specify below)
    ---
     X  Officer (give title below)
    ---
        Vice Chairman, COO
    ----------------------------------------------------------------

      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
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Common Stock            3/21/02    M              350,000        A      $12.4375
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Common Stock            3/21/02    M              350,000        A       $10.00
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Common Stock            3/22/02    S              700,000        D       $26.25         1,101,944              (1)          (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)                                      Page 1 of 3 pages

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $12.4375           3/21/02             M                                    350,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                           $10.00            3/21/02             M                                    350,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security;     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-                    Amount or                at End           Indirect      (Instr.
                               Exer-    tion       Title           Number of                of               (I)           4)
                               cisable  Date                       Shares                   Month            (Instr. 4)
                                                                                            (Instr. 4)
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
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                              10/9/99   10/9/08   Common Stock     350,000
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                             11/13/00  11/13/07   Common Stock     350,000                   525,000             D
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
Explanation of Responses:
See continuation page 3

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


                Wayland R. Hicks            March 26, 2002
          -------------------------------  -----------------
           Signature of Reporting Person        Date

                     Form 4 Continuation Sheet--Page 3 of 3

1.  Name and address of Reporting Person
          Wayland R. Hicks
          C/o United Rentals, Inc.
          Five Greenwich Office Park
          Greenwich, CT 06830

2.  Issuer Name and Ticker or Trading Symbol
          United Rentals, Inc.  URI

4.  Statement for Month/Year
          March 2002

Explanation of Responses:

(1)  The indicated shares are comprised of the following:

Direct Ownership:
----------------

The following shares are directly owned: (i) 576,944 outstanding shares; and
(ii) 525,000 shares that are not outstanding, but which may be acquired pursuant to currently exercisable options.